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                            SECURITY TAX-EXEMPT FUND

                    Non-Qualified Deferred Compensation Plan
                              For Outside Directors

                                  ELECTION FORM

Pursuant to the Security Tax-Exempt Fund Non-Qualified Deferred Compensation Plan for Outside Directors (the "Plan"), I hereby make the following elections:

1. ELECTION TO DEFER: I hereby elect to defer ________ percent of the compensation payable to me by the Fund for services rendered as a director ("Directors' Fees") after the date I deliver this form to the Secretary of the Fund. I understand that the election under this paragraph 1 is irrevocable with respect to Directors' Fees payable to me for the remainder of calendar year 1993, and that it shall apply to each calendar year thereafter until I, on or before any December 15, notify the Fund's Secretary in writing that a different election shall apply to the following calendar years. I further understand that any Directors' Fees that are not deferred under this Plan shall be paid in accordance with normal Fund policy.

[2. ELECTION OF FORM OF PAYMENT: I hereby elect to have my benefit paid in quarterly installments over a period of ________ years. I understand that the election under this Paragraph 2 may not be changed at any time with respect to amounts deferred in accordance with Paragraph 1 of this Election Form.]

3. DESIGNATION OF BENEFICIARY: I understand that I may designate a beneficiary who, in the event of my death before all amounts due to me under the Plan have been distributed, will receive such amounts. I hereby designate as my beneficiary:

           Name                                     Relationship

1.

If a person is named above as beneficiary and such person does not survive me, I hereby designate as my contingent beneficiary:

           Name                                     Relationship

2.

If no beneficiary has been designated under this Paragraph 3, or all beneficiary designations are ineffective, then benefits payable hereunder shall be paid to my estate. Any benefits which may be payable to my beneficiary shall be paid in installments pursuant to the schedule elected under Paragraph 2, should I die after ceasing to be a Director, or in a lump sum, should I die while still engaged as a Director of the Fund.

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I reserve  the  right to revoke or amend  this  designation  of  beneficiary  by written notice to the Fund's Secretary.

4. ACKNOWLEDGMENT OF PLAN TERMS: I have received a copy of the Security Tax-Exempt Fund Non-Qualified Deferred Compensation Plan for Outside Directors, and having read and understood the terms and conditions of the Plan, agree to be bound thereby. I further understand that all amounts I elect to defer pursuant to the Plan, in accordance with Paragraph 1 of this Election Form, are subject to the claims of the creditors of the Fund.



Date:  -----------------      --------------------------------------------------
                                            Signature  - Director


                              Social Security Number:
                                                     ---------------------------

                              Received By:  Security Tax-Exempt Fund



Date:  -----------------      By: ----------------------------------------------
                                                 Secretary